                                                                        Exhibit 99.1

For Immediate Release

Contacts:               Linda H. Simmons                                                          Stephen Hourahan
           Chief Financial Officer                                                      SVP, Corporate Communications
           (401) 574-1652                                                                (401) 574-1541
        simmonsl@bankri.com                                                    shouraha@bankri.com

Bancorp Rhode Island Selected to Join Russell 3000® Index

BancorpRI’s first inclusion since BankRI’s 1998 NASDAQ listing

Providence, R.I. – June 30, 2009 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, announced today that it has been selected to join the broad-market Russell 3000® Index.  Some of the Russell 3000’s notable stocks include Apple, AT&T, Citigroup, Exxon Mobil, General Electric, IBM, JPMorgan Chase, Microsoft, Procter & Gamble and Wells Fargo.  This is BancorpRI’s first inclusion in the Russell 3000 since BankRI’s NASDAQ listing in 1998.

“This is a significant achievement for Bancorp Rhode Island and a reflection of the equity and strong reputation we have built as Rhode Island’s bank for business,” said BancorpRI’s President & CEO Merrill W. Sherman.  “We are pleased to join the ranks of the nation’s top companies and banking institutions.  We believe it validates our long-term business strategy of prudent risk-taking with steady returns for our shareholders.”

Membership in the Russell 3000 remains in place for one year.  Russell annually reconstitutes its family of indexes, ranking global and U.S. equities by objective, total market capitalization and style attributes.  BancorpRI’s membership also means automatic inclusion in the Russell 2000® Index, a Russell 3000 subset representing small-cap securities.  Russell indexes are widely used by investment managers and investors as benchmarks for both conservative and aggressive investment strategies.  The list of stocks in the Russell 3000 is compiled by Tacoma, Wash.-based Russell Investments, a subsidiary of Northwestern Mutual.

For a list of the Russell 3000, methodology of reconstituting the Russell Indexes and more, visit:
 http://www.russell.com/indexes/membership/Reconstitution/

About BancorpRI
Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches and more than 60 ATMs throughout Providence, Kent and Washington Counties.  As of March 31, 2009, BankRI has more than $1.5 billion in assets and $1.0 billion in deposits.  For more information, visit www.bankri.com.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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